EXHIBIT 10.71

EXECUTION COPY

MEMBERSHIP INTEREST PURCHASE AGREEMENT

Among

MIE JURASSIC ENERGY CORPORATION

PACIFIC ENERGY DEVELOPMENT CORP.

And

WHITE HAWK PETROLEUM, LLC

Dated May 23, 2012

i

EXHIBITS:

Exhibit A  Defined Terms
Exhibit B  Form of Amended and Restated Operating Agreement
Exhibit C  Form of Assignment
Exhibit D  Form of Warrant

ii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 23, 2012 (the “Effective Date”), by and among MIE Jurassic Energy Corporation, a Cayman Islands corporation (“Purchaser”), Pacific Energy Development Corp., a Nevada corporation (“Seller”), and White Hawk Petroleum, LLC, a Nevada limited liability company (the “Company”).  Seller, Purchaser and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Seller has entered into that certain Stock Purchase Agreement, dated as of December 16, 2011 (the “Excellong Stock Purchase Agreement”), among Seller, the shareholders of Excellong E&P-2, Inc., a Texas corporation (“E&P-2”), and Excellong, Inc., a Texas corporation (“Excellong”), pursuant to which Seller purchased all of the outstanding shares of common stock of E&P-2;

WHEREAS, on May 3, 2012, Seller caused the formation of the Company through the filing of its articles of organization with the Nevada Secretary of State;

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of May 11, 2012, between E&P-2 and the Company (the “Merger Agreement”), E&P-2 merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, Seller owns all of the issued and outstanding membership interests (the “Membership Interests”) of the Company; and

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, an aggregate 50% Membership Interest in the Company (the “Purchased Interest”), upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the facts stated in the above recitals and of the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINED TERMS

Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to them in Exhibit A attached hereto.

ARTICLE II
SALE AND TRANSFER OF MEMBERSHIP INTEREST

Section 2.1 Purchase and Sale.  Subject to the terms and conditions of this Agreement, Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, the Purchased Interest, free and clear of all Encumbrances.

Section 2.2 Purchase Price; Purchase Price Adjustment.

(a) The purchase price for the Purchased Interest (“Purchase Price”) shall be an amount equal to $2,000,000, which shall be paid in accordance with this Section 2.2.

(b) At the Closing, Purchaser shall pay or cause to be paid $500,000 of the Purchase Price (“Closing Payment”) to Seller in cash, by wire transfer of immediately available funds and in accordance with the written instructions of Seller provided to Purchaser not less than three Business Days prior to the Closing;

(c) On or before May 28, 2012, Purchase shall pay or cause to be paid $1,000,000 of the Purchase Price (“Excellong Payment”) to the Excellong Shareholders in satisfaction of Seller’s remaining obligation to pay the unpaid portion of the purchase price under the Excellong Stock Purchase Agreement.  Seller shall provide the Excellong Shareholders’ allocations of the Excellong Payment and wire transfer instructions to Purchaser not less than three Business Days prior to May 28, 2012.

(d) Purchaser shall pay the remainder of the Purchase Price after deducting the Closing Payment and the Excellong Payment (the “Deferred Amount”) on or before June 29, 2012 to Seller in cash, by wire transfer of immediately available funds and in accordance with the written instructions of Seller previously provided to Purchaser.

Section 2.3 Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall be held at the offices of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., 201 St. Charles Avenue, Suite 5100, New Orleans, Louisiana 70170, contemporaneously with the execution and delivery of this Agreement (which Closing may take place through the exchange of facsimile or PDF signature pages).

Section 2.4 Closing Deliveries.

(a) At the Closing, Purchaser and Seller shall execute and deliver to each other a counterpart of the Amended and Restated Operating Agreement of Company in the form attached hereto as Exhibit B.

(b) At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

(i) the assignment of membership interests with respect to the Purchased Interest in the form attached hereto as Exhibit C (the “Assignment”), duly executed by Seller;

(ii) the warrants in the form attached hereto as Exhibit D-1 and D-2 (the “Warrants”), duly executed by Seller; and

(iii) a good standing certificate of the Company from the Nevada Secretary of State as of a date no earlier than 5 days prior to the Closing Date; and

(c) At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller, the following:

(i) the Closing Payment; and

(ii) a counterpart of the Assignment, duly executed by Purchaser.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

As an inducement to Purchaser to execute this Agreement and to enter into the transactions contemplated by this Agreement, Seller and the Company hereby represent and warrant to Purchaser, on a joint and several basis, as set forth in this Article III.

Section 3.1 Organization and Good Standing.

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite power and authority to carry on its business as currently conducted and to own or lease, and operate its properties and assets.  Seller is duly licensed or qualified to do business in each other jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary under Applicable Law.

(b) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite power and authority to carry on its business as currently conducted and to own or lease, and operate its properties and assets.  The Company is duly licensed or qualified to do business in each other jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary under Applicable Law.

Section 3.2 Authority and Enforceability.  Each of Seller and the Company has full legal capacity, right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement has been duly authorized by all necessary corporate action on the part of each of Seller and the Company.  This Agreement has been duly executed and delivered by each of Seller and the Company and constitutes, and each other agreement, instrument or document executed or to be executed by Seller and the Company in connection with the transactions contemplated hereby have been, or when executed shall be, duly executed and delivered by Seller and the Company and constitute, or when executed shall constitute, valid and binding obligations of Seller and the Company, enforceable against each of Seller and the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and except as the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 3.3 No Conflict.  The execution, delivery and performance of this Agreement and the Merger Agreement by Seller, E&P-2 and the Company has not and will not (a) violate or conflict with the articles of organization or operating agreement of Seller, E&P-2 or the Company, (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Seller, E&P-2 or the Company or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any indenture, Contract, agreement, lease, license, permit, franchise or other instrument relating to any material assets or properties to which either the Seller, E&P-2 or the Company is a party or by which any of such material assets or properties is bound or affected, except as set forth on Schedule 3.3 hereto.

Section 3.4 Consents and Approvals.  Except as set forth on Schedule 3.4, the execution and delivery of this Agreement and the Merger Agreement by Seller, E&P-2 and the Company does not, the performance of each of Seller’s, E&P-2’s  and the Company’s obligations contemplated hereby and thereby will not, require any consent, approval, authorization or other action by, or filing with or notification to, any governmental or regulatory authority with respect to Seller, E&P-2 or the Company.

Section 3.5 Capital Structure; Title.

(a) Seller owns, beneficially and of record, all of the issued and outstanding Membership Interests.  All such outstanding Membership Interests have been duly authorized and validly issued and are fully paid and non-assessable and there is no liability on the part of any Person to pay any additional contributions with respect thereto.   Seller has good and marketable title to the Membership Interests, free and clear of any Encumbrances.  Upon consummation of the transactions contemplated by this Agreement, good and marketable title to the Transferred Interest will pass to Purchaser, free and clear of any Encumbrances.

(b) The Membership Interests are the only outstanding equity securities of the Company.  There are no outstanding securities, options, warrants, calls, conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights, “tag-along” or “drag-along” or other similar rights (“Equity Rights”) (i) obligating either Seller or the Company to issue, deliver, redeem, purchase or sell, any membership or other equity interests in the Company or any securities convertible or exchangeable into or exercisable for any membership or other equity interests in the Company, (ii) giving any Person a right to subscribe for or acquire any membership or other equity interests in the Company or any securities convertible or exchangeable into or exercisable for any membership or other equity interests in the Company or (iii) obligating either Seller or the Company to issue, grant, adopt or enter into any such Equity Rights.  There are no bonds, debentures, notes or other indebtedness of either Seller or the Company that grant to a third party the right to vote or consent (or that are convertible into, or exchangeable for, securities having the right to vote or consent) on any matters related to the transactions contemplated hereby.  There are no voting trusts, proxies or other Contracts to which either Seller or the Company is a party or is bound with respect to the voting or consent of any membership or other equity interest in the Company.

(c) The Company has no subsidiaries and owns no equity interest in any other Person.

Section 3.6 Financial Statements; No Undisclosed Liabilities.

(a) Seller has made available to Buyer a balance sheet of E&P-2 as of October 31, 2011 ( the “Financial Statements”).  The Financial Statements were true and complete as of such date, and were prepared on an income tax basis in all material respects.  The Financial Statements (including any related notes) present fairly the financial position of E&P-2 as of the date thereof.

(b) The Company has no liabilities or obligations of any nature, except (i) obligations and liabilities contemplated by or in connection with this Agreement or the transactions contemplated hereby, (ii) as and to the extent disclosed or reserved against in the most recent balance sheet included in the Financial Statements, (iii) obligations and liabilities incurred since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business consistent with past practice that, individually or in the aggregate, are not material, or (iv) obligations and liabilities set forth on Schedule 3.6(b).

Section 3.7 Accounts Receivable.  All accounts receivable of the Company (the “Accounts Receivable”) arose out of performance of services or provision of goods by the Company in the ordinary course of business, and represent valid obligations arising from services actually performed by the Company.  To the Knowledge of Seller, the Accounts Receivable are collectible in accordance with their respective terms, subject only to consistently recorded reserves for bad debt.  As of the date of this Agreement, there has been no contest or claim, nor is there any right of set-off under any agreement with any obligor of an Account Receivable relating to the amount or validity of such Accounts.

Section 3.8 Merger.  Prior to or contemporaneously with the execution and delivery of this Agreement, Seller, the Company and E&P-2 have consummated the Merger upon the terms set forth in the Merger Agreement, and the Company has acquired good and marketable title to, or a valid leasehold interest in, all of the assets owned by E&P-2 at the time of the closing of the transactions contemplated by the Excellong Stock Purchase Agreement (such time, the “Excellong Closing Date”), in each case subject to no Liens other than Permitted Liens and assignment consents as set forth on Schedule 3.8.  The Assets include all assets material to the conduct of the business of E&P-2 as it was conducted immediately following the Excellong Closing Date.  Prior to the Merger, the Company had no assets or liabilities and conducted no business operations.  Except as set forth on Schedule 3.8(a), any and all third-party consents, approvals and Permits (including, without limitation, consents, approvals and Permits of Governmental Authorities) necessary to permit the Company to operate the Business in materially the same manner as it was conducted prior to the Merger have been obtained and are in full force and effect.  In connection with the Merger, Seller has effectively assigned all of its rights and remedies under the Excellong Stock Purchase Agreement to the Company.

Section 3.9 Absence of Certain Changes.  Since the Excellong Closing Date, except for the Merger, (a) each of the Company and E&P-2 has conducted its business in the ordinary course consistent with past practice in all material respects and (b) there has not been any material adverse effect on the Company, E&P-2, their respective businesses, financial conditions or results of operations or any development or combination of developments that, individually or in the aggregate, has had or could reasonably be expected to have any such material adverse effect.  Since the Excellong Closing Date, except for the Merger, neither the Company nor E&P-2 has:

(a) declared, set aside or paid any dividends or distributions or redeemed or repurchased any of its capital stock, as applicable;

(b) amended its articles of incorporation or bylaws or effected any recapitalization, reclassification, stock dividend, stock split or like exchange in capitalization;

(c) except in the ordinary course of the Company’s or E&P-2’s business, sold, transferred, leased, or otherwise disposed of any of its assets or properties (whether tangible or intangible), or permitted or allowed any of its assets or properties (whether tangible or intangible) to be subjected to any Lien, other than Permitted Liens;

(d) except in the ordinary course of the Company’s or E&P-2’s business, discharged or otherwise obtained the release of any Lien or paid or otherwise discharged any liability, other than current liabilities reflected on the Financial Statements and current liabilities incurred in the ordinary course of the Company’s or E&P-2’s business since the Excellong Closing Date;

(e) merged with, entered into a consolidation with or acquired an interest in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any assets other than in the ordinary course of the Company’s or E&P-2’s business;

(f) issued, sold or delivered any capital stock, membership interests, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of, or any other interest in or convertible into interests in, the Company or E&P-2, other than the issuance of membership interests to Seller in connection with the formation of the Company;

(g) entered into any agreement, arrangement, understanding or transaction with any of its directors, officers, employees or stockholders, or with any relative, beneficiary or spouse of such Person or with any Affiliate of any of the foregoing (a “Company Related Person”);

(h) made any change in accounting principles or methods from those currently employed, except as required by GAAP or by applicable regulatory requirements;

(i) made or changed any Tax election of or with respect to the Company or E&P-2, changed any method of tax accounting, entered into or agreed to any private letter ruling, closing agreement or similar ruling or agreement with the IRS or any other taxing authority or settled any audit or proceeding with respect to Taxes owed by the Company or E&P-2;

(j) other than in the ordinary course of the Company’s or E&P-2’s business, incurred any indebtedness, whether individually or in the aggregate, in excess of Twenty-Five Thousand Dollars ($25,000);

(k) entered into any hedging, derivative or similar transaction;

(l) made any capital expenditure or commitment for any capital expenditure in excess of Twenty-Five Thousand Dollars ($25,000), other than capital expenditure not to exceed $850,000 with respect to the EFS #1 H well;

(m) increased the salary, wage, bonus or other compensation payable, or to become payable by it, to its directors, officers, employees or consultants, or increased benefits or payments provided under, or terminated, established, adopted, entered into, made any new grants or awards under, or amended or otherwise modified, any benefit plans of the Company or E&P-2, except in each case increases occurring in the ordinary course of the Company's business (including normal periodic performance reviews and related compensation and benefit increases) or as required by any pre-existing written contract to which the Company or E&P-2 is or was a party, or granted any severance or termination pay to, or entered into or amended any employment, consulting, or severance agreement with, any Person;

(n) conducted any transaction with any Affiliate or other Company Related Person on terms and conditions that are not at least substantially the same or more favorable to the Company as comparable transactions with a Person that is not an Affiliate of the Company or that would be offered to such a Person for such a comparable transaction;

(o) accelerated, amended, canceled, modified, terminated, consented to the termination of, or allowed to expire, any Material Contract or license or of any of the Company's or E&P-2’s rights thereunder;

(p) canceled or waived any claims or rights with a value to the Company or E&P-2 in excess of Twenty-Five Thousand Dollars ($25,000)

(q) settled or compromised any claim, suit, proceeding, inquiry, investigation or other action;

(r) terminated, canceled, amended or allowed to expire any insurance coverage currently maintained that is not replaced by a like amount of insurance coverage;

(s) made any material addition, or any development involving a prospective material addition, to the Company's or E&P-2’s consolidated reserve for unpaid losses and loss adjustment expenses (including incurred but not reported); or

(t) agreed or committed to take any of the actions specified in this Section 3.9.

Section 3.10 Compliance with Applicable Law.

(a) Each of E&P-2 and the Company has complied in all material respects with all Applicable Law and with its certificate of incorporation, articles of organization, bylaws, operating agreement and other equivalent organizational documents.  Neither Seller, E&P-2 nor the Company has received any written notice asserting, or, to the Knowledge of Seller, is threatened with or under investigation with respect to, any material violation by the Company or E&P-2 of any Applicable Law.

(b) Upon consummation the Reorganization, the Company will hold, and at all times since its inception E&P-2 has held, all material Permits necessary for the conduct of its businesses under and pursuant to Applicable Law.  All such material Permits are identified on Schedule 3.10(b), are in full force and effect and are not subject to any suspension, cancellation, modification or revocation or any Proceedings related thereto, and, to the Knowledge of Seller, no such suspension, cancellation, modification or revocation or Proceeding is threatened.

(c) Except for routine examinations conducted by any Governmental Authority in the regular course of the Company’s or E&P-2’s business, no Governmental Authority has, to the Knowledge of Seller, initiated or threatened to initiate, and no Governmental Authority has provided written notice to the Company of, any investigation into the business or operations of the Company or E&P-2.  There is no material deficiency, violation or exception claimed or asserted in writing by any Governmental Authority with respect to any examination of the Company or E&P-2 that has not been resolved in all material respects.

Section 3.11 Proceedings. There are no Proceedings pending or, to the Knowledge of Seller, threatened, (a) against or affecting the Company or E&P-2, (b) that individually or in the aggregate, would reasonably be expected to prohibit or impair the ability of Seller, E&P-2 or the Company to consummate the transactions contemplated by this Agreement, the Merger Agreement or to comply with its obligations hereunder or thereunder in a timely manner, or (c) as of the date hereof, challenge the validity of the transactions contemplated by this Agreement or the Merger Agreement.

Section 3.12 Material Contracts.  The Company is not a party, and none of the Oil & Gas Assets is subject to, any Material Contract other than those listed on Exhibit E to the Excellong Stock Purchase Agreement (the “Listed Contracts”). Seller has supplied to Purchaser accurate and complete copies of all such Listed Contracts, including any amendments thereto. To the Knowledge of Seller, none of such Listed Contracts is in default, nor are there any circumstances that (with the passage of time, the giving of notice, or otherwise) would reasonably be expected to result in any default under any such Listed Contract. Each Listed Contract is in full force and effect and upon the consummation of the transactions contemplated by this Agreement and the Merger Agreement, will continue in full force and effect without penalty or adverse consequence.

Section 3.13 Oil and Gas Assets.  Except as set forth on Schedule 3.13, the representations and warranties contained in Section 8(f) of the Excellong Stock Purchase Agreement are true and correct as of the date hereof; provided, that for purposes of this Section 3.13, references in such representations and warranties to the “Corporation” shall be deemed to be references to the Company, references therein to “Sellers” or a “Seller” shall be deemed to be references to Seller as defined herein and references therein to “Excellong” shall be disregarded.

Section 3.14 Intellectual Property.  The representations and warranties contained in Section 8(t) of the Excellong Stock Purchase Agreement are true and correct as of the date hereof; provided, however, that for  purposes of this Section 3.14, references in such representations and warranties to the “Corporation” shall be deemed to be references to the Company and references therein to “Sellers” or a “Seller” shall be deemed to be references to Seller as defined herein.

Section 3.15 Taxes.

(a) The Company is a partnership for United States federal income tax purposes.

(b) The Company has filed all Returns that it has been required to file under applicable laws and regulations.  All such Returns were correct and complete in all material respects and were prepared in substantial compliance with all Applicable Laws.

(c) The Company has timely paid all Taxes, and all interest and penalties due thereon and payable by the Company for the periods ending on or prior to the Closing Date required to be paid on or prior to the Closing Date (whether or not shown on any Return).

(d) The Company has complied with all applicable Laws relating to the payment and withholding of Taxes, and all Taxes required to be withheld by the Company have been withheld and have been (or will be) duly and timely paid to the proper Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of such Tax.

(e) No claims, adjustments or deficiencies for any Taxes have been proposed, asserted or assessed against the Company that are still pending.

(f) There are no agreements or waivers currently in effect that provide for an extension of time with respect to the filing of any Return of the Company or the assessment or collection of any Tax, and no requests for waivers of the time to assess any amounts of Taxes of the Company have been made that are still pending.

(g) No claim has been made by any Governmental Authority in a jurisdiction where the Company does not file a Return that the Company is or may be subject to taxation in that jurisdiction.

(h) No Return filed by the Company is under current audit or examination by any Governmental Authority.

Section 3.16 Employee Benefits.  The representations and warranties contained in Section 8(q) of the Excellong Stock Purchase Agreement are true and correct as of the date hereof; provided, however, that for  purposes of this Section 3.16, references in such representations and warranties to the “Corporation” shall be deemed to be references to the Company and references therein to “Sellers” or a “Seller” shall be deemed to be references to Seller as defined herein.

Section 3.17 Affiliate Transactions.  Except as set forth on Schedule 3.23, none of Seller nor any of its Affiliates (other than the Company) (i) is a party to any Contract with the Company or any director, officer, manager or employee of the Company (any such Contract, an “Affiliate Agreement”), in each case other than this Agreement and the Merger Agreement or (ii) has any loan outstanding from, or has any loan outstanding to, the Company, or any director, officer, manager or employee of the Company.

Section 3.18 Books and Records.  The minute books and other similar records of the Company contain all of the records of actions taken at meetings of the members and managers of the Company and all of the written consents executed in lieu of the holding of any such meeting and contain all records of ownership of any equity interests in the Company.  Complete minute books and similar records have been provided to Purchaser by Seller or the Company.

Section 3.19 Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller except those for which Seller will be solely responsible.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to execute this Agreement and to enter into the transactions contemplated by this Agreement, Purchaser represents and warrants to Seller as set forth in this Article IV:

Section 4.1 Organization and Good Standing.  Purchaser is a company duly formed, validly existing and in good standing under the laws of the Cayman Islands, having all requisite power and authority to carry on its business as currently conducted and to own or lease, and operate, its properties and assets.

Section 4.2 Authority and Enforceability.  Purchaser has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly authorized by all necessary corporate action on the part of Purchaser and no other corporate proceedings or approvals are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Purchaser and constitutes, and each other agreement, instrument or document executed or to be executed by Purchaser in connection with the transactions contemplated hereby have been, or when executed shall be, duly executed and delivered by Purchaser and constitute, or when executed shall constitute, valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and except as the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 4.3 No Conflict.  The execution, delivery and performance of this Agreement by Purchaser does not and shall not (a) violate or conflict with the articles of organization or operating agreement of Purchaser, (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Purchaser or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to any material assets or properties to which Purchaser or any of its subsidiaries is a party or by which any of such material assets or properties is bound or affected.

Section 4.4 Consents and Approvals.  The execution and delivery of this Agreement by Purchaser does not, and the performance of Purchaser’s obligations contemplated hereby shall not, require any consent, approval, authorization or other action by, or filing with or notification to, any governmental or regulatory authority with respect to Purchaser, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or delay Purchaser from performing any of its material obligations under this Agreement.

ARTICLE V
COVENANTS

Section 5.1 Confidential Information.  Each of Seller and Purchaser shall keep, and shall cause their respective Affiliates, officers, directors, managers, attorneys, accountants, counsel, financial advisors and other representatives to keep, any and all Confidential Information (as defined below) confidential and not to disclose any Confidential Information to any Person other than such Person’s Affiliates, directors, managers, members, shareholders, officers, employees or agents, and then only on a confidential basis; provided, however, that a Party may disclose Confidential Information (a) as required by Applicable Law, including as required or to be disclosed in connection with the consummation of the transactions contemplated by this Agreement or as expressly permitted hereby; (b) to such Party’s attorneys, accountants and financial advisors who have agreed to keep the Confidential Information confidential in accordance with the terms hereof; or (c) as required by any governmental or regulatory authority pursuant to legal order or process.  For purposes of this Agreement, the term “Confidential Information” shall include all information about Purchaser, Seller, the Company and their respective Affiliates which has been furnished to the other Party pursuant to or in connection with this Agreement, including, without limitation the existence of this Agreement and the terms and conditions hereof (including the Purchase Price); provided, however, that the term “Confidential Information” shall not be deemed to include information which (i) is or becomes generally available to the public other than as a result of a disclosure by a Party or its Affiliates not permitted by this Agreement; (ii) was available to a Party on a non-confidential basis prior to its disclosure by the other Parties to this Agreement; (iii) becomes available to a Party on a non-confidential basis from a Person other than the other Parties to this Agreement who, to the knowledge of such Party, is not otherwise bound by a confidentiality agreement with the other Parties to this Agreement or is not otherwise prohibited from transmitting the relevant information to such parties; or (iv) as otherwise agreed by the Parties in writing.

Section 5.2 Further Assurances.  Each Party hereto will, at the request of another Party, take such further actions as are requested and execute any additional documents, consents, instruments or conveyances of any kind which may be reasonably necessary to further effect the transactions contemplated by this Agreement; provided, however, that no such action, document, instrument or conveyance shall increase a party’s liability beyond that contemplated by this Agreement.

Section 5.3 Tax Matters.

(a) Purchaser and Seller shall provide each other and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to provide each other with such cooperation and information relating to the Company as any of them reasonably may request in connection with any Tax matter relating to the Company, including, without limitation, (i) the preparation and filing of any Return or form, amended Return or claim for refund; (ii) resolution of disputes and audits; (iii) contest or compromise of any Tax claim; (iv) determination of any Tax liability or right to a refund of Taxes; (v) participation in or conduct of any Tax Proceeding; and (vi) furnishing each other with copies of all correspondence received from any Governmental Authority in connection with any Tax audit or information request.

(b) Seller and Purchaser shall retain all books and records in its possession with respect to Tax matters pertinent to the Parties and the Company relating to taxable periods of the Company ending on or prior to the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Seller or Purchaser, any extensions thereof) of the respective taxable periods.

(c) Seller shall be responsible for and shall timely pay any and all Taxes that become payable as a result of the Merger.

Section 5.4 Excellong Stock Purchase Agreement.  To the extent that the assignment in connection with the Merger of Seller’s continuing rights and remedies under the Excellong Stock Purchase Agreement is deemed ineffective for any reason, Seller hereby agrees to use commercially reasonable efforts to enforce, for its benefit and for the benefit of the Company and Purchaser, all of Seller’s rights and remedies under the Excellong Stock Purchase Agreement, including, without limitation, the indemnification obligations pursuant to Section 13(a) thereof.  After payment of reasonable fees and expenses in connection with enforcing any such rights, any money damages recovered pursuant to the exercise of such rights or remedies shall be allocated between Seller and Purchaser, pro rata in accordance with their percentage Membership Interests in the Company.

Section 5.5 Allocation of Production Revenues. As an additional inducement to Purchaser to execute this Agreement and to enter into the transactions contemplated by this Agreement, Seller and the Company hereby covenant to Purchaser, on a joint and several basis, that upon the Closing of the transactions contemplated by this Agreement, Purchaser shall be entitled to its proportionate share of production revenues arising from the Company’s Oil and Gas Assets as of March 1, 2012, and Seller and the Company covenant that Purchaser shall receive from the Company such proportionate share of production revenues promptly once received by the Company from the operator of such Oil and Gas Assets and, to the extent received by the Seller or the Company prior to the Closing, the Company shall promptly pay to Purchaser such production revenues post-Closing.

ARTICLE VI
INDEMNIFICATION

Section 6.1 Survival.  The representations and warranties of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant to this Agreement shall survive the Closing until the eighteen months after the Closing; provided, however, that (a) the representations and warranties contained in Sections 3.1, 3.2, 3.3, 4.1, 4.2 and 4.3 shall survive indefinitely and (b) the representations and warranties contained in Sections 3.15, 3.16 and 3.17 shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension of such statute of limitations), plus an additional 60 days thereafter.  Notwithstanding the preceding sentence, (a) the representations and warranties contained in this Agreement shall survive indefinitely with respect to any claim of a breach thereof involving fraud, and (b) any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy of such representation or warranty giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time, together with a reasonably detailed explanation as to why indemnity is proper and copies of any documentation supporting such assertion in the claimant’s possession.  The covenants and agreements of the parties contained in this Agreement shall survive indefinitely.

Section 6.2 Indemnification by Seller and the Company.  Seller and the Company hereby agree, jointly and severally to indemnify, defend and hold Purchaser, its shareholders, officers, directors, controlling persons, Affiliates and agents, harmless from and against any and all claims, liabilities, obligations, losses or other damages (including, without limitation, reasonable attorneys’ fees and expenses and diminution in value) (such items hereinafter referred to as a “Losses”) asserted against, imposed upon or incurred by Purchaser, its members, officers, directors, shareholders, controlling persons and agents, arising out of (a) any inaccuracy in or breach of any of Seller’s representations and warranties set forth in this Agreement, (b) any breach of any covenant or agreement of either Seller under this Agreement, or (c) any liability for Taxes arising as a result of the Merger; provided, however, that Seller’s and the Company’s aggregate liability pursuant to Section 6.2(a) shall not exceed the Purchase Price.

Section 6.3 Indemnification by Purchaser.  Purchaser hereby agrees to indemnify, defend and hold Seller, its shareholders, members, officers, directors, controlling persons, Affiliates and agents, harmless from and against any Losses asserted against, imposed upon or incurred by Seller, its shareholders, members, officers, directors, controlling persons and agents, arising out of (a) any inaccuracy in or breach of any of Purchaser’s representations and warranties set forth in this Agreement or (b) any breach of any covenant or agreement of Purchaser under this Agreement.

Section 6.4 Indemnification Procedures.

(a) Promptly after receipt by a Person entitled to indemnification under Sections 8.1 or 8.2 (an “Indemnified Person”) of notice of the assertion of a claim by a Person that is not a party to this Agreement (a “Third-Party Claim”) against such Indemnified Person such Indemnified Person shall give notice (a “Claim Notice”) to the Person obligated to provide indemnification under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to provide a Claim Notice to the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b) If any Third-Party Claim is brought against an Indemnified Person and it gives notice to the Indemnifying Person with respect to such claim, the Indemnifying Person will be entitled to participate in such Proceeding and, to the extent that it wishes (unless the Indemnifying Person is also a party to such Proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate), to assume the defense of such Proceeding with counsel satisfactory to the Indemnified Person and, after notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Proceeding, the Indemnifying Person will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Article VI for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Proceeding, other than reasonable costs of investigation and monitoring the status of the Proceeding.  If the Indemnifying Person assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation of any applicable law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (ii) the Indemnified Person will have no liability or Loss of any kind with respect to any compromise or settlement of such claims effected without its consent.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise, or settle such Proceeding, but the Indemnifying Person will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d) In the event any Indemnified Person desires to assert a claim for indemnification under this Article VI with respect to any matter not involving a Third-Party Claim, such Indemnified Person shall promptly notify the Indemnifying Person in writing of such claim (and make any other notifications required under the Escrow Agreement); provided, that the failure to provide a Claim Notice to the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the Indemnifying Person is materially and irrevocably prejudiced by the Indemnified Person’s failure to give such notice.

Section 6.5 Right of Offset.  In order to satisfy the indemnification obligations of Seller pursuant to this Article VI, Purchaser shall have the right to off-set or set-off any payment due to Seller or the Company from Purchaser against any payment required to be made by ether Seller to Purchaser pursuant to this Article VI.

Section 6.6 Satisfaction of Claims.  Purchaser and Seller, respectively, shall satisfy any claims for Losses that have not been indemnified under Section 6.3, or satisfied by means of offset under Section 6.4, by payment in cash upon demand, supported by a reasonably detailed description of such claim.

Section 6.7 Non-Exclusivity of Remedies. Notwithstanding the indemnification provisions of this Article VI, nothing herein shall be construed as prohibiting any party hereto from pursuing any other remedy at law or in equity to which such party may be entitled under Applicable Law as a result of any breach of a representation or warranty, or non-performance, partial or total, of any covenant or agreement contained herein by another party.

ARTICLE VII
MISCELLANEOUS

Section 7.1 Expenses.  All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.  None of such costs or expenses incurred by any Party shall be paid by the Company.

Section 7.2 Attorneys’ Fees.  In the event any Party brings an action to enforce this Agreement, the prevailing Party or Parties in such action shall be entitled to recover reasonable costs incurred in connection therewith, including reasonable attorneys’ fees.

Section 7.3 Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by nationally recognized overnight courier service, by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser:	MIE Jurassic Energy Corporation
Suite 1501, Block C, Grand Palace,
5 Hui Zhong Road, Chaoyang District,
Beijing 100101 P.R. China
Attention: Forrest Dietrich
Facsimile: 86-10-51238223

If to Seller:	Pacific Energy Development Corp.
4125 Blackhawk Plaza Circle
Suite 201A
Danville, CA 94506
Attention: General Counsel
Facsimile: 928-403-0703

If to the Company:	White Hawk Petroleum, LLC
4125 Blackhawk Plaza Circle
Suite 201A
Danville, CA 94506
Attention: General Counsel
Facsimile: 928-403-0703

Section 7.4 Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.5 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.6 Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings with respect to the subject matter hereof, both written and oral.

Section 7.7 Successors; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted transferees and assignees.  Neither this Agreement nor any interest herein may directly or indirectly be transferred or assigned by any Party, in whole or in part, without the prior written consent of the other Parties, which consent shall not be unreasonably withheld.

Section 7.8 No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.9 Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by Seller and Purchaser.

Section 7.10 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to its choice of law principles).

Section 7.11 Counterparts.  This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties have caused this Membership Interest Purchase Agreement to be duly executed as of the day and year first above written.

PACIFIC ENERGY DEVELOPMENT CORP.

By:	/s/ Frank C. Ingriselli
Name:	Frank C. Ingriselli
Title:	President and Chief Executive Officer

MIEJ JURASSIC ENERGY CORPORATION

By:	/s/ Forrest Lee Dietrich
Name:	Forrest Lee Dietrich
Title:	Chairman

WHITE HAWK PETROLEUM, LLC

By:	/s/ Frank C. Ingriselli
Name:	Frank C. Ingriselli
Title:	Manager

EXHIBIT A

DEFINED TERMS

“Accounts Receivable” has the meaning set forth in Section 3.7.

 “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled By, or is Under Common Control With, such first Person.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means any domestic or foreign federal, state or local statute, law (whether statutory or common law), ordinance, rule, administrative interpretation, regulation, principle, judgment, decision, order, writ or directive (including those of any other self-regulatory organization) applicable to the Company, Purchaser, Seller or any of their respective Affiliates, officers, directors, managers, members, employees or agents, as the case may be.

“Assignment” has the meaning set forth in Section 2.4(b)(i).

 “Business Days” means any weekday other than days on which commercial banks in Houston, Texas, Hong Kong, China or Beijing, China are obligated by Applicable Law to be closed.

“Claim Notice” has the meaning set forth in Section 6.4(a).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in 2.3.

“Closing Payment” has the meaning set forth in Section 2.2(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Confidential Information” has the meaning set forth in Section 5.2.

“Contract” means any contract, agreement, indenture, note, bond, loan, letter of credit, pledge, instrument, lease, mortgage, license, commitment or other enforceable arrangement or agreement to which the applicable Person is a party or by which the applicable Person or any of its properties or assets is bound.

“Control”, including the terms “Controlled By” and “Under Common Control With”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

“Deferred Amount” has the meaning set forth in Section 2.2(c).

“Effective Date” has the meaning set forth in the preamble.

“Employees” has the meaning set forth in Section 3.19.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest, liability, interest, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or other encumbrance or restriction of any kind, or any contract to create any of the foregoing or other rights of any third Person of any nature whatsoever, whether recorded or unrecorded.”

“Financial Statements” has the meaning set forth in Section 3.6.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, municipal or other governmental entity exercising executive, legislative, judicial, regulatory or administrative functions, including any governmental or non-governmental self-regulatory organization, agency or authority.

“Indemnified Person” has the meaning set forth in Section 6.4(a).

“Indemnifying Person” has the meaning set forth in Section 6.4(a).

“Knowledge” means, with respect to Seller or the Company, the actual knowledge after reasonable inquiry of Frank C. Ingriselli and Clark R. Moore and, with respect to Purchaser, the actual knowledge after reasonable inquiry of Forrest Dietrich, Kelly Lian and Andrew S. Harper.

“Lien” means any option, pledge, security interest, lien, mortgage, charge, claim or other encumbrance or restriction of any kind.

“Losses” has the meaning set forth in Section 6.1.

“Material Contract” shall mean any Contract to which the Company is a party or by which it or any of its properties or assets is bound of the type listed below:

(a) a Contract under which the Company is participating or has agreed to participate as a general partner, limited partner, member, joint venturer or venture capital or similar investor;

(b) a Contract under which the Company has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness for borrowed money;

(c) a Contract that contains an "exclusivity" clause (that is, obligates the Company to conduct business with another party on an exclusive basis or restricts the ability of the Company or its Affiliates to conduct business with any Person);

(d) a Contract that imposes confidentiality obligations on the Company or its Affiliates;

(e) a Contract between (i) the Company, on the one hand, and (ii) any of its Affiliates or any Company Related Person on the other;

(f) a Contract pursuant to which the Company has promised to pay, or lend any amount to, or sold, transferred or leased any property or assets to or from, (i) any Person in their capacity as an officer, director or other employee of the Company or any of its Affiliates, or (ii) any Company Related Person;

(g) any Contract with respect to the employment of, or payment to, any current or former directors, officers, employees, consultants or independent contractors;

(h) except for provisions of the organizational documents of the Company, a Contract under which the Company has an obligation, direct, indirect, contingent or otherwise, to assume or guarantee any liability or to indemnify any Person (other than in a fiduciary capacity);

(i) a Contract involving total future payments by the Company of more than Twenty-Five Thousand Dollars ($25,000);

(j) a Contract which requires performance by the Company beyond the first anniversary of the Closing Date, that by its terms does not terminate or is not terminable by the Company without penalty within thirty (30) days after the date of this Agreement;

(k) a Contract with any Governmental Authority;

(l) a Contract granting a Lien, other than a Permitted Lien, upon any property or asset of the Company;

(m) a Contract obligating the Company to pay to any Person any money or provide any benefits as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;

(n) a Contract providing for the acquisition or disposition after the date of this Agreement of any assets contemplating an exchange of value in excess of Twenty-Five Thousand Dollars ($25,000);

(o) a Contract providing for a power of attorney on behalf of the Company other than qualified service representative agreements, stock powers of attorney or similar agreements;

(p) a lease or sublease in respect of any leased real property;

(q) a non-competition or non-solicitation Contract that (A) limits, purports to limit, or could limit in any respect the manner in which, or the localities in which, any business of the Company is or could be conducted or the types of business that the Company conducts or may conduct, (B) could reasonably be understood to limit or purport to limit in any respect the manner in which, or the localities in which, any business of Buyer or its Affiliates is or could be conducted or the types of business that Buyer or its Affiliates conducts or may conduct or (C) limits, purports to limit or could limit in any way the ability of the Company to solicit prospective employees or could so limit or purport to limit the ability of Buyer or its Affiliates to do so;

(r) any Contract that could require the consent of, or notice to, any third party for the execution of, or performance under, this Agreement;

(s) any other material Contract, made other than in the ordinary course of the Company's business, to which the Company is a party or under which the Company is obligated; or

(t) the Contracts material to the ownership, management, exploitation and disposition of the Oil & Gas Assets.

“Membership Interest” or “Membership Interests” has the meaning set forth in the recitals.

“Oil & Gas Assets” has the meaning given to such term in the Excellong Stock Purchase Agreement.

“Party” or “Parties” has the meaning set forth in the preamble.

“Permits” shall mean all domestic and foreign federal, state and other governmental permits, licenses, registrations, agreements, waivers and authorizations held or used by the applicable Person in connection with its business and operations.

“Permitted Lien” shall have the meaning given to the term “Permitted Encumbrance” in the Excellong Stock Purchase Agreement.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any governmental or regulatory authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Proceeding” means any suit, action, proceeding, dispute or claim before, or investigation by, any governmental or regulatory authority, tribunal, mediation or arbitration.

“Purchaser” has the meaning set forth in the preamble.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Purchased Interest” has the meaning set forth in the recitals.

“Returns” means, with respect to any Tax, any information return report, statement, declaration or document required to be filed under the applicable Tax law in respect of such Tax, and any amendment or supplements to any of the foregoing.

“Seller” has the meaning set forth in the preamble.

“Taxes” means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, license, withholding, payroll, employment, excise, use, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax or like assessment or charge or any kind whatsoever, together with any interest or any penalty, imposed by any Governmental Authority responsible for the imposition of any such tax.

“Third-Party Claim” has the meaning set forth in Section 6.3(a).

Schedules 3.3, 3.4 and 3.8

The Merger may be deemed an “assignment” requiring the consent of Tyler Ranch Partners Ltd., the lessor under certain of the leases underlying assets held by the Company, which consent may not be unreasonably withheld under the terms of the leases.  The Company will promptly seek to obtain all required consents to assignment under these leases following the Closing.

Schedules 3.6(b), 3.9(j) and 3.13

In connection with the drilling of the Peeler Ranch EFS #1H well (the “EFS #1H Well”) on certain leasehold interests in which the Company has an interest, the Company has consented to participate in the drilling of the EFS #1H Well, which is currently being drilled.  The total AFE Cost Estimate for the EFS #1H Well is $9,846,300, of which the Company has elected to participate to its full proportionate share of 7.939%.  On May 8, 2012, the Operator of the EFS #1H Well notified the Company that one of the working interest owners had elected to non-consent to participating in the drilling of the EFS #1H Well, and the Company has elected to increase its working interest by an additional 0.6846% in this well, which will proportionately increase the Company’s share of the drilling and completion expenses under the AFE Cost Estimate to 8.6236%.  On May 15, 2012, the Operator provided a cash call via electronic mail to the Company in connection with the drilling and completion of the EFS #1H Well, requesting an aggregate of $353,162.29 from the Company per the AFE details previously provided to the Purchaser, but not specifying any payment due date.

The Company currently has $470.94 in cash on deposit.